Exhibit 99.1

Granite CFO LeAnne Stewart Resigns;

Laurel Krzeminski Appointed Interim CFO

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 25, 2010--Granite Construction Incorporated (NYSE: GVA) announced today that Senior Vice President and Chief Financial Officer (CFO) LeAnne M. Stewart is leaving the company to pursue other opportunities. Concurrently, Vice President and Corporate Controller Laurel J. Krzeminski has been appointed interim CFO. The transition is effective June 1, 2010.

“I’d like to thank LeAnne for her many contributions to Granite over the past two years,” said Granite President and Chief Executive Officer William G. Dorey. “Under her leadership Granite has successfully implemented a number of process improvement initiatives that have positioned the company to be more efficient and effective today and in the future.

“Thanks in part to LeAnne and her team, Granite remains in excellent financial condition,” said Dorey. “Going forward, we are fortunate to have a first-rate finance team in place, which I am confident will ensure a seamless transition during this interim period.”

Ms. Krzeminski joined Granite in July 2008 as vice president and corporate controller. Her responsibilities include corporate accounting, financial reporting, tax reporting and compliance, financial controls, and compliance with Sarbanes-Oxley and Securities and Exchange Commission rules. She previously served as finance director for the Duracell and Braun North American business units of Procter & Gamble.

The company will begin a search for a new CFO immediately. Candidates both inside and outside the company are being considered.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741